EXHIBIT H
                    UNITED STATES OF AMERICA
                           before the
               SECURITIES AND EXCHANGE COMMISSION


PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
Release No. 35-_______/ File No. 70-________

___________________________________
        In the Matter of           :
                                   :
                                   :
       ENTERGY CORPORATION    :
                                   :
                                   :
___________________________________:


NOTICE OF APPLICATION CONCERNING PROPOSED EXPANSION OF SAFE
HARBOR UNDER RULE 53

     Entergy Corporation ("Entergy"), 639 Loyola Avenue, New
Orleans, Louisiana 70113, a registered holding company, has filed an application-declaration pursuant to Sections 6(a), 7, 12(b), 32 and 33 of the Act and Rules 45, 53 and 54 thereunder.

     Entergy and its wholly-owned subsidiary, Entergy
Enterprises, Inc. ("Enterprises") are presently authorized by the Commission to develop, finance and invest, directly or indirectly, in one or more "exempt wholesale generators" ("EWGs") or "foreign utility companies ("FUCOs"), as defined in Sections
32 and 33 of the Act, respectively.

     As of March 31, 1997, Entergy's "aggregate investment" in all EWGs and FUCOs was approximately $1,041,871,905, or approximately 44.7% of Entergy's "consolidated retained earnings" as of March 31, 1997 (approximately $2,331,387,000).
Entergy states that, through Enterprises and certain of its affiliates, it is actively considering investments in additional foreign and domestic electric utility systems which would qualify for exemption under Section 32 and 33.

     Entergy is now requesting an order that would exempt Entergy from the requirement of Rule 53(a)(1) so as to allow Entergy to guaranty securities of EWGs and FUCOs and to use the proceeds of securities issuances, as authorized by the Commission from time to time, to invest in the securities of EWGs and FUCOs in amounts which, when added to Entergy's "aggregate investment" at any time in such entities, would not exceed Entergy's "consolidated retained earnings."

     Rule 53(c) provides that, if any of the conditions of the financing "safe harbor" in Rule 53(a) is not satisfied, then an applicant must "affirmatively demonstrate" that the proposal (i) will not have a "material adverse impact upon the financial integrity" of the holding company system, and (ii) will not have an "adverse impact" on any utility subsidiary of the holding company, or its customers, or on the ability of the relevant State commissions to protect such subsidiary or customers.

     In its application or declaration, Entergy has provided financial and other information which, Entergy asserts, demonstrates that the financing of investments by Entergy in EWGs and FUCOs in amounts which, when added to Entergy's "aggregate investment" at any point in time in such entities, may be equal to Entergy's "consolidated retained earnings," would not have either of the adverse impacts referred to in Rule 53(c). The application or declaration describes Entergy's present and anticipated ownership of EWGs and FUCOs and the process of project risk review and mitigation that Entergy states is undertaken prior to the commitment of funds by Entergy in EWGs or FUCOs. Entergy further represents that it has provided a copy of the application-declaration to the public service commissions in Texas, Arkansas, Louisiana, Mississippi and Tennessee and to the Council of the City of New Orleans, and intends to discuss the application-declaration with each of those bodies .

     The application-declaration and any amendments thereto are available for the public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing no later than ___________, 1997, to the Secretary, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and serve a copy on the applicant-declarant at the address specified above. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the application-declaration, as filed or as it may be amended, may be granted and permitted to become effective.

     For the Commission, by the Office of Public Utility
Regulation, pursuant to delegated authority.


                              [NAME OF SECRETARY]
                              [Secretary]